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                                   EXHIBIT 99
                                   ----------

AT THE COMPANY:
Daniel D. Viren            Roy Youst
SVP-Finance                Director Corp. Comm.
(614) 864-6400             (614) 864-6400

FOR 8:00 A.M. EST RELEASE
WEDNESDAY, OCTOBER 30, 2002

             R.G. BARRY CORPORATION REPORTS SMALL 3RD QUARTER PROFIT

PICKERINGTON, OHIO - OCTOBER 30, 2002 -R.G. BARRY CORPORATION (NYSE:RGB) today reported a small profit for the third quarter and said that it expects strong fourth quarter sales and operating earnings growth in its core footwear business. The Company reiterated that it would report a loss for the full year.

Third quarter 2002 net sales were $38.1 million versus $41.5 million in the comparable period of 2001. The Company reported after-tax earnings of $202,000, or $0.03 per diluted share, compared to after-tax earnings of $2,603,000, or $0.28 per diluted share, in the equivalent period last year.

Net sales for the nine months were $75.1 million versus $82.5 million in the first nine months of 2001. The nine-month net loss was $7.9 million, or $0.82 per diluted share, against a net loss of $2.3 million, or $0.24 per diluted share, in the comparable period last year.

"Earlier this month, we reduced corporate 2002 sales and earnings projections for several reasons," said R.G. Barry Corporation Chairman of the Board and Chief Executive Officer Gordon Zacks.

         - "Our Barry Vesture subsidiary had projected strong sales of its heated food delivery systems in the last four months of the year. In mid-October, a key customer elected to defer until early next year its purchase decision on a proprietary heated food delivery system that we have developed for them.

         - "We also experienced higher than planned shipping costs in the core slipper business during the third quarter related to the opening of our new Nuevo Laredo, Mexico distribution center. These expenses were incurred in order to fulfill customers' footwear orders complete and on time in the period leading up to the critical holiday selling season. While costly in the short-term, protecting customer relationships and market share makes both strategic and tactical sense.

         - "A restructuring charge of $545,000 related to the restructuring of our sales and marketing organization also was incurred and expensed during the third quarter. We estimate the annualized savings from this action of approximately $750,000.

"Although we obviously are disappointed in these results, our underlying core business is healthy. We are pleased with the execution of our three-year strategic plan. We intend to complete the remaining initiatives in this plan as quickly as is feasible and we expect to recognize in the fourth




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quarter the non-recurring costs of implementation. These fourth quarter non-recurring charges are expected to be in range of $2.5 to $3.5 million, all of which will be expensed.

"Our slipper business remains highly seasonal and centered around the Christmas holiday selling season. Third quarter net sales figures reflect the impact of a trend among retailers to request later ship dates closer to their peak selling periods, shifting an even greater portion of our business into the fourth quarter. This is a trend we expect to continue.

"We expect to see a highly promotional retail environment. Our assumptions this year are that this will be a normal holiday season in terms of temperature and store traffic. Based on these assumptions, we expect to report in the fourth quarter measurable performance improvement in core business net sales and operating profit before restructuring charges. Our balance sheet remains strong," Mr. Zacks said.

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 10 a.m. EST, Wednesday, October 30, 2002. Management will discuss the Company's performance, its plans for the future and will accept questions from invited participants. The conference call is available at (888) 349-9379 or (706) 634-2347 until five minutes before starting time or via the Internet. To listen via the Internet, go to [www.rgbarry.com]. Please go to the Company's Web site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software. Replays of the call will be available shortly after its completion. The replay can be accessed through November 6, 2002, by calling (800) 642-1687 or (706) 645-9291 and using access code 6266080; or by visiting the Company Web site at [www.rgbarry.com].

R.G. Barry Corporation is the world's largest manufacturer and marketer of at- and around-the-home comfort footwear. The Company also makes and sells thermal retention technology commercial and consumer products. To learn more about its businesses, visit R.G. Barry Corporation's Web sites at [www.rgbarry.com] and [www.microcoretechnology.com].

         FOR ADDITIONAL INFORMATION ON R.G. BARRY, VIA FAX AT NO CHARGE,
                DIAL 1-800-PRO-INFO AND ENTER TICKER SYMBOL RGB.

 "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release, other than statements of historical fact, are forward-looking statements as that term is defined in the Private Litigation Reform Act of 1995. These forward-looking statements are based upon our current plans and strategies, and reflect our current assessment of the risks and uncertainties related to our business. In addition to the risks and uncertainties noted in the release, there are factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include product demand and market acceptance; the economic and business environment and the impact of governmental regulations, both in the United States and abroad; the effects of direct sourcing by customers of competitive products from alternative suppliers; the loss of significant customers in connection with mergers, acquisitions, bankruptcies or other circumstances; economic, regulatory and cultural difficulties or delays in our business development outside the United States; our ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; the availability and costs of financing; capacity, efficiency and supply constraints; weather; the effects of terrorist acts; acts of war; and other risks detailed in the our press releases, shareholder communications and Securities and Exchange Commission filings.




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                    R. G. BARRY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands of dollars, except for per share data)

                                            13 weeks ended                         39 weeks ended
                                            --------------                         --------------
                                           Sept. 28,    Sept. 29,    % Incr.    Sept. 28,    Sept. 29,       %Incr.
                                               2002         2001     (Decr.)         2002         2001      (Decr.)
                                               ----         ----     -------         ----         ----      -------
Net sales                                 $ 38,090        41,450      (8.1%)       75,146       82,543       (9.0%)
Cost of sales                               24,017        25,761      (6.8%)       50,242       53,276       (5.9%)
                                            ------        ------                   ------       ------
  Gross profit                              14,073        15,689     (10.3%)       24,904       29,267      (14.6%)
    Gross profit percent                      36.9%         37.9%                    33.1%        35.5%
Selling, general & admin. exp.              12,751        11,294      12.9%        36,268       32,740       10.8%
Restructuring charges                          545           --                     1,272        ( 242)
                                            ------     ---------                  -------      --------
    Operating income (loss)                    777         4,395     (82.3%)      (12,636)     ( 3,231)    (291.1%)
Other income                                   200           200                      600          600
Interest expense, net                        ( 493)        ( 453)      8.8%         ( 993)       ( 680)      15.0%
                                            -------     ---------                  -------    ---------
Income (loss) before
  income tax (benefit)                         484         4,142     (88.3%)     ( 13,029)     ( 3,311)    (293.5%)
Income tax (benefit)                           276         1,537     (82.3%)      ( 5,205)     ( 1,055)    (645.7%)
Minority interest, net of tax                 (  6)         (  2)                   (  49)        ( 33)
                                            -------       -------                 --------     --------
   Net income (loss)                        $  202         2,603     (92.2%)      ( 7,873)     ( 2,289)    (243.9%)
                                            =======       =======                 ========     ========

Income (loss) per share -
     Basic and diluted                      $ 0.03          0.28     (89.3%)       ( 0.82)      ( 0.24)    (245.8%)
                                            =======        ======                  =======      =======

Average shares outstanding                   9,635         9,379                    9,553        9,379
                                            =======        ======                  =======      =======


                                                     CONSOLIDATED BALANCE SHEETS
                                                      (in thousands of dollars)

                                                                Sept. 28,         Sept. 29,         Dec. 29,
                                                               ----------        ----------        --------
                                                                     2002              2001             2001
                                                                     ----              ----             ----
ASSETS
Cash and equivalents                                              $  3,992            2,619           12,258
Accounts receivable, net                                            34,864           34,149           16,432
Inventories                                                         44,864           46,750           35,642
Deferred and recoverable income taxes                                6,986            8,001            2,896
Prepaid and other current assets                                     2,939            2,023            2,448
                                                                  --------         --------         --------
   Total current assets                                             93,645           93,542           69,676

Net property, plant and equipment                                   11,746           11,133           10,917

Goodwill, net                                                        2,223            2,097            2,002
Other assets                                                         9,760            5,248            6,017
                                                                  --------         --------         --------
   Total assets                                                   $117,374          112,020           88,612
                                                                  ========         ========         ========

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable                                            32,000           26,000             --
Other current liabilities                                           15,870           15,275           14,471
Long-term debt                                                       6,351            5,148            5,162
Accrued retirement costs and other, net                              8,927            8,063            8,258
Minority Interest                                                      385              327              336
Shareholders' equity, net                                           53,841           57,207           60,385
                                                                  --------         --------         --------
   Total liabilities & shareholders' equity                       $117,374          112,020           88,612
                                                                  ========         ========         ========
